Exhibit (a)(5)(ii)

     MBIA CAPITAL/CLAYMORE MANAGED DURATION INVESTMENT GRADE MUNICIPAL FUND
                     ANNOUNCES COMMENCEMENT OF TENDER OFFER

Lisle, IL - February 11, 2010 - (NYSE: MZF) MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund (the "Fund") announced today that it is offering to purchase up to 1,190,339 or approximately 15% of the Fund's outstanding common shares at a price equal to 98% of the Fund's net asset value ("NAV") per share. The NAV will be determined as of the close of the regular trading session of the New York Stock Exchange on the trading day immediately after the day the tender offer expires (the "Tender Pricing Date").

The tender offer (the "Offer") commenced today and will expire at 5:00 p.m., Eastern Time, on March 12, 2010, unless the Offer is extended. The Tender Pricing Date is expected to be March 15, 2010. The Offer is made upon the terms and subject to the conditions set forth in the Offer to Repurchase, which is being mailed on or about February 11, 2010 to common shareholders of record as of February 5, 2010.

This announcement is not a recommendation, an offer to purchase or a solicitation to sell any securities of the Fund. The Fund has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO under the Securities Exchange Act of 1934, as amended, relating to the Offer. Common shareholders of the Fund should read the tender offer statements carefully as they will contain important information on the Fund and the Offer. Shareholders may obtain further information regarding the Offer at the SEC's website at http://www.sec.gov, the Fund's website, www.claymore.com/mzf, or from BNY Mellon Shareowner Services, as the information agent for the Offer, by calling
(800) 777-3674, between the hours of 9:00 a.m. and 6:00 p.m., Eastern Time, Monday through Friday (except holidays).

Cutwater Asset Management Corp. ("Cutwater") serves as the Fund's Investment Adviser. Based in Armonk, New York, Cutwater, formerly known as MBIA Capital Asset Management Corporation, was created in 1991 to provide fixed-income investment products and services to institutional and retail clients. The firm specializes in the management of fixed-income securities and provides expertise in investment-grade municipal bond investing. Cutwater is a wholly-owned subsidiary of MBIA, Inc., which is listed on the New York Stock Exchange and is a component stock of the S&P 500 Index. Additional information can be found at www.cutwater.com.

Claymore Securities, Inc. is a privately-held financial services company offering unique investment solutions for financial advisors and their valued clients. Claymore entities have provided supervision, management or servicing on approximately $15.2 billion in assets, as of December 31, 2009. Claymore currently offers closed-end funds, unit investment trusts and exchange-traded funds. To learn more about Claymore's closed-end funds, please visit www.claymore.com/cef. Registered investment products are sold by prospectus only and investors should read the prospectus carefully before investing.

This information does not represent an offer to sell securities of the Fund and it is not soliciting an offer to buy securities of the Fund. There can be no assurance that the Fund will achieve its investment objectives. The net asset value of the Fund will fluctuate with the value of the

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underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Fund is subject to certain risks and other considerations. Such risks and considerations include, but are not limited to:
Liquidity and Market Price of Shares Risk; Market Risk and Selection Risk; Municipal Bond Market Risk; Interest Rate and Credit Risk; Call and Redemption Risk; Private Activity Bonds Risk; Risks of Tobacco-Related Municipal Bonds; Leverage Risk; Inflation Risk; Auction-Market Preferred Shares Risk; Portfolio Strategies Risk; Derivatives Risk; Affiliated Insurers Risk; Anti-Takeover Provisions; and Market Disruption.

INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVES AND POLICIES, RISK CONSIDERATIONS, CHARGES AND EXPENSES OF THE FUND CAREFULLY BEFORE THEY INVEST. FOR THIS AND MORE INFORMATION, PLEASE CONTACT A SECURITIES REPRESENTATIVE OR CLAYMORE SECURITIES, INC., 2455 CORPORATE WEST DRIVE, LISLE, ILLINOIS 60532, 800-345-7999.

PRESS AND ANALYST INQUIRIES:
William T. Korver
Claymore Securities, Inc.
cefs@claymore.com
630-505-3700

Member FINRA/SIPC (02/10)

             NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE